AMENDMENT NO. 3
TO
INVESTMENT SUB-ADVISORY AGREEMENT


THIS AMENDMENT NO. 3 TO INVESTMENT SUB-ADVISORY
AGREEMENT (the "Amendment") is effective as of July 24, 2009, by and among The Variable Annuity Life Insurance Company ("VALIC") and
Wellington Management Company, LLP (the "Sub-Adviser").

	RECITALS

        WHEREAS, VALIC and VALIC Company II ("VC II")
(formerly North American Funds Variable Product Series II) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

        WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated January 1, 2002 (the "Agreement"), and as amended on October 19, 2005 and October 31, 2007, with respect to the VC II Covered Fund with the Sub-Adviser as listed on Schedule A thereto; and

        WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the inclusion of the High Yield Bond Fund, as one of the Covered Funds to be managed by the Sub-Adviser; and

        WHEREAS, pursuant to Section 5 of the Agreement which provides for an initial term of two years from the date of this Amendment, with respect to High Yield Bond Fund.

        NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Schedule A Amendment.  Schedule A to the
Agreement is hereby amended to reflect that the Sub-
Adviser will manage the assets of the High Yield
Bond Fund and shall be compensated on those assets managed, in accordance with Section 2 of the Agreement. The revised Schedule A is also attached hereto.

2.	Counterparts.  This Amendment may be executed in
two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.  Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous.  Capitalized terms used but not
defined herein shall have the meanings assigned to them in the Agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE 		WELLINGTON
MANAGEMENT COMPANY, LLP
COMPANY


By:	/s/ KURT W. BERNLOHR			By:	/s/
JONATHAN M. PAYSON
Name:	Kurt W. Bernlohr					Name:	Jonathan
M. Payson
Title:	Senior Vice President 				Title: 	Senior
Vice President



SCHEDULE A

Effective July 24, 2009

SUB-ADVISER shall manage all or a portion of the assets of the following Covered Fund(s) and shall be compensated on that portion managed, as follows:

        Covered Funds					Fee

        Mid Cap Value Fund				0.50% of the first
$100 million;
        						0.475% of the
next $150 million;
        						0.45% of the next
$250 million;
        						0.425% of the
next $250 million; and
        						0.40% on assets
over $750 million.

        High Yield Bond Fund				0.40% of the first
$150 million;
        						0.35% of the next
$350 million; and
        						0.30% of the next
$500 million.